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                                                                     EXHIBIT 5.1
                                November 22, 2005

Technitrol, Inc.
1210 Northbrook Drive
Suite 470
Trevose, Pennsylvania 19053

     RE: Registration Statement on Form S-8 for
         Technitrol, Inc. Board of Directors Stock Plan

Ladies and Gentleman:

      I have acted as counsel to and for Technitrol, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering under the Securities Act of 1933, as amended, 45,000 shares (the "Shares") of the Company's common stock, $.125 par value per share (the "Common Stock"). The Shares are issuable upon grants to be made under the Company's Board of Directors Stock Plan (the "Plan").

      In my capacity as counsel, I have been requested to render the opinions set forth in this letter and, in connection therewith, I have reviewed, among other things, the following documents: (i) the Registration Statement; (ii) the Plan, as amended; (iii) the Amended and Restated Articles of Incorporation of the Company, as amended; (iv) the Bylaws of the Company, as amended; and (v) such records and documents as I have deemed necessary in order to express the opinions hereinafter set forth.

      In rendering this opinion, I have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to me as originals; (ii) the genuineness of all signatures on all documents submitted to me as originals; and (iii) the conformity to the originals of all documents submitted to me as certified or photostatic copies.

      The law covered by the opinion expressed herein is limited to the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the Commonwealth of Pennsylvania. This opinion letter is given only with respect to laws and regulations presently in effect. I assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to my attention.

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      Based upon, and subject to, the foregoing, I am of the opinion that the
Shares, when issued pursuant to and in accordance with the Plan, will be validly issued, fully paid and nonassessable.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement and I further consent to any reference to me in the Registration Statement as legal counsel who has passed upon the legality of the securities offered thereby.

                                             Sincerely,

                                             /s/ Brian E. Morrissey
                                             Brian E. Morrissey
                                             Associate Counsel